UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IDENTIV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IDENTIV, INC.

1900-B Carnegie Avenue

Santa Ana, California 92705

SUPPLEMENT TO PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 10, 2026

August 25, 2026

Explanatory Note

This proxy statement supplement (the “Supplement”) supplements the definitive proxy statement (the “Proxy Statement”) of Identiv, Inc. (the “Company” or “we”) filed with the Securities and Exchange Commission on August 7, 2026 related to the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 11:00 a.m. Pacific Time on Thursday, September 10, 2026, which is incorporated herein by reference.

The purpose of this Supplement is to supplement and update certain information contained in the Proxy Statement as set forth below. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. Capitalized terms not defined in this Supplement shall have the meanings ascribed to them in the Proxy Statement.

1.

In PROPOSAL NO. 1 – THE ASSET SALE PROPOSAL, the second to last paragraph on page 57 of the Proxy Statement under the heading “Opinion of the Company’s Financial Advisor” is hereby amended to read in its entirety as follows:

‘In the ordinary course of its business, Raymond James may trade in the securities of the Company for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James provided certain services to the Company (in the previous two years), including acting as a buy side advisor. No fees have been paid by the Company to Raymond James in connection with such services. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or other participants in the Asset Sale in the future, for which Raymond James may receive compensation.’

2.

In PROPOSAL NO. 1 – THE ASSET SALE, a new section titled “Description of Buyer Series C Preferred Stock” is added to page 65 of the Proxy Statement, following the section titled “Appraisal Rights,” to read in its entirety as follows:

‘Description of Buyer Series C Preferred Stock

Following is a summary of the rights, preferences and privileges of the Buyer Series C Preferred Stock as set forth in the Amended and Restated Certificate of Incorporation of Buyer on file with the Delaware Secretary of State.

Conversion. Each share of Buyer Series C Preferred Stock is convertible, at any time at the option of the holder into shares of Buyer’s Class A Common Stock, at an initial conversion ratio of 1:1, subject to broad-based weighted-average anti-dilution adjustment provisions in the event Buyer issues additional shares of common stock at a price below the conversion price of the Series C Preferred Stock. All outstanding shares of Buyer Preferred Stock, including the Buyer Series C Preferred Stock, will convert automatically upon the earlier of an initial public offering or direct listing of Buyer Common Stock at a price of at least $30.10 per share yielding at least $75.0 million of gross proceeds or a merger with a special purpose acquisition company yielding at least $100.0 million of gross proceeds, or upon the vote or written consent of the holders of a majority of the outstanding shares of Buyer’s Series A, Series A-1, Series B and Series C Preferred Stock (collectively, the “Senior Preferred Stock”), voting together as a single class on an as-converted basis, together with the holders of a majority of the outstanding Series B Preferred Stock and a majority of the outstanding Series C Preferred Stock, each voting separately.

Voting. The Company will be entitled to cast, on each matter submitted to Buyer’s stockholders, the number of votes equal to the number of whole shares of Buyer Common Stock into which its shares of Buyer Series C Preferred Stock are then convertible.

Board of Directors. So long as at least 1,245,899 shares of Buyer Series C Preferred Stock remain outstanding, the holders of Buyer Series C Preferred Stock, voting separately, are entitled to elect one member of Buyer’s board of directors.

Liquidation Preference. In the event of a liquidation, dissolution or winding up of Buyer, or any deemed liquidation event as defined in the Buyer’s Restated Certificate (a “Deemed Liquidation Event”), the Buyer Series C Preferred Stock is entitled to be paid, before any payment to holders of Buyer Common Stock and on a pari passu basis with the other series of Buyer Preferred Stock, an amount per share equal to the greater of (i) $20.06584 per share (subject to adjustment for stock dividends, stock splits, combinations and similar recapitalizations), plus any dividends declared but unpaid thereon, and (ii) the amount that would have been payable had the Series C Preferred Stock been converted into Buyer Common Stock immediately prior to such event. The Series C Preferred Stock ranks on parity with the other series of Buyer Preferred Stock, and if Buyer’s assets are insufficient to pay all holders of Buyer Preferred Stock their full respective liquidation preference amounts, all such holders share ratably in proportion to the amounts otherwise payable to them.

Dividends; Redemption. Dividends on shares of Buyer Series C Preferred Stock do not accrue and are payable only if and when declared by the Buyer board of directors. The Buyer Series C Preferred Stock is not redeemable (other than in certain circumstances following a Deemed Liquidation Event if Buyer does not effect a dissolution of the corporation).

Protective Provisions. Buyer may not, without the written consent or affirmative vote of the holders of a majority of the outstanding Senior Preferred Stock, voting together as a single class on an as-converted basis, among other things: (i) increase or decrease the authorized number of shares of Buyer Common Stock or Buyer Preferred Stock; (ii) amend its charter or bylaws in a manner that adversely affects the powers, preferences, rights or privileges of any series of Buyer Preferred Stock; (iii) create or authorize any additional class or series of capital stock that ranks senior to or pari passu with the Senior Preferred Stock; (iv) pay dividends on or redeem any shares of Buyer’s capital stock other than as expressly permitted by the Buyer Restated Certificate; (v) change the authorized size of Buyer’s board of directors; or (vi) effect any liquidation, merger or other Deemed Liquidation Event unless such transaction provides proceeds per share to the holders of Senior Preferred Stock of an amount greater than two times the Series C original issue price of $20.06584. In addition, so long as at least 622,949 shares of Series C Preferred Stock are outstanding, Buyer may not, without the written consent or affirmative vote of the holders of a majority of the outstanding Series C Preferred Stock voting separately as a class, amend its charter or bylaws in a manner adversely affecting the powers, preferences, privileges or rights of the Series C Preferred Stock, increase or decrease the authorized shares of Series C Preferred Stock, or waive the anti-dilution protection of the Series C Preferred Stock.

The Buyer Series C Preferred Stock is not publicly traded and is illiquid. Buyer provided the Company with the unaudited financial and other information set forth at pages 102 through 120 of the Proxy Statement. The Board reviewed the information provided by Buyer, had discussions with its senior management to assess Buyer’s growth potential, considered Buyer’s financial performance since its last equity financing—when it had sold capital stock at the same price per share as the price ascribed to the Buyer Series C Preferred Stock for the Asset Sale—and considered developments since that equity financing, including Buyer’s revenue growth, developments in its product line and the opportunities afforded by Buyer’s acquisition of InPlay in 2025. The Board also assessed the alternatives to completing the Asset Sale, all of which were deemed not as attractive to our stockholders. Bearing in mind the risk factor beginning on page 23 of the Proxy Statement under the heading “The Buyer preferred equity we receive in the Asset Sale is illiquid and may not generate the value we expect,” the Board in the exercise of its business judgment determined to recommend the Asset Sale to our stockholders for the reasons set forth at pages 48 through 51 of the Proxy Statement under the heading “Recommendation of the Board; Reasons for the Asset Sale.’

3.

In PROPOSAL NO. 4 – THE NASDAQ PROPOSAL, three new paragraphs are added following the second full paragraph under the heading “Reasons for Requesting Stockholder Approval” on page 149 of the Proxy Statement, to read in their entirety as follows:

‘The Company also agreed, for a three-year period, not to amend or modify its bylaws to prevent, impair or delay the ability of stockholders holding 10% or more of the Company’s outstanding capital stock from calling special meetings of stockholders, and to consult reasonably with Bleichroeder with respect to dividends, distributions, stock repurchases and other transactions providing liquidity to stockholders.

The Governance Agreement also provides Bleichroeder with the right to nominate one designee, reasonably acceptable to the Company’s then-current Board, for election to the Board at each annual meeting of stockholders for so long as Bleichroeder holds at least 20% of the Company’s outstanding Common Stock, including for this purpose securities convertible into Common Stock without giving effect to any conversion limitations applicable to the Series B Preferred Stock, and a second such designee if Bleichroeder’s ownership increases to 40% or more. The Company also agreed to use reasonable best efforts to obtain the election of any such Bleichroeder designees and, upon Bleichroeder’s request, to appoint any such designees then serving on the Board to any committee designated to review or oversee strategic alternatives for the Company, subject to customary recusal requests in the event of any potential conflict of interest. The Governance Agreement further contains the Company’s acknowledgment that the restrictions on business combinations under Section 203 of the Delaware General Corporation Law are no longer applicable to Bleichroeder, Bleichroeder’s acknowledgment and agreement that the Board and its committees must satisfy applicable Nasdaq and SEC independence requirements, and Bleichroeder’s agreement that, if it acquires more than 40% of the Company’s voting stock, it shall vote shares held above such threshold in the same proportion as shares voted by the Company’s other stockholders.

On August 24, 2026, the Company and Bleichroeder supplemented the Governance Agreement to clarify the intent of the parties and confirm their mutual understanding that the proportional voting requirement established by Section 3(e) of the Agreement shall be triggered whenever Bleichroeder owns more than 40% of the Company’s outstanding voting stock regardless of whether such ownership results from Bleichroeder’s purchases of voting stock, from Bleichroeder’s conversion of nonvoting Series B Preferred Stock of the Company into voting stock, from the Company’s repurchase of its outstanding voting stock, or from any other cause.’

4.

In PROPOSAL NO. 4 – THE NASDAQ PROPOSAL, a new last sentence is added to the end of the first paragraph under the heading “Potential Effects of the Proposal” on page 150 of the Proxy Statement, to read in its entirety as follows:

‘In the event that Bleichroeder for any reason owns more than 40% of the Company’s outstanding voting stock, shares above the 40% would be subject to proportional voting in accordance with the provisions of the Governance Agreement.’

5.	Litigation Related to the Asset Sale

As noted in the risk factor at page 25 of the Proxy Statement, “We may become subject to litigation related to the Asset Sale, which may be expensive and could delay or impair our post-closing plans.”

Since filing the Proxy Statement, we have continued to receive demand letters and have become subject to one such lawsuit. On August 24, 2026, a purported stockholder, Richard Scarantino, filed a stockholder class action complaint in the Delaware Court of Chancery titled Scarantino v. Bleichroeder LP, Civil Action No. 2026-1110-KSJM. The action names as defendants Bleichroeder and the Company, as well as all of the Company’s directors. The complaint asserts claims for breach of fiduciary duty against the director defendants, unjust enrichment against Bleichroeder, and for injunctive relief against all defendants. The complaint alleges that Proposal No. 4, the Nasdaq Proposal, when combined with our intent to return $40 million of capital to stockholders via dividends or other distributions as well as stock repurchases, will give Bleichroeder what the complaint characterizes as “hard control” of the Company notwithstanding the “Proportional Voting Above Threshold” provision of our Governance Letter Agreement with Bleichroeder dated June 24, 2026. The complaint also alleges that the Proxy Statement does not sufficiently disclose the material terms of the Buyer Series C Preferred Stock that the Company will acquire as part of the Asset Sale contemplated by Proposal No. 1, the Asset Sale Proposal. The complaint seeks expedited proceedings and a preliminary injunction preventing the Company from holding a stockholder vote on the Nasdaq Proposal unless the Governance Letter Agreement is clarified or modified in certain respects and unless we provide further information about the Buyer Series C Preferred Stock and about the possibility of Bleichroeder obtaining “hard control” of the Company. We believe that the supplement to the Governance Letter Agreement disclosed in our Current Report on Form 8-K filed with the SEC on August 24, 2026, has mooted the plaintiff’s concerns about the “Proportional Voting Above Threshold” provision of the Governance Letter Agreement. As of the date hereof, the other issues raised by the complaint remain under review.